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                                                                    EXHIBIT 8


                                 UNGARETTI & HARRIS
                          3500 THREE FIRST NATIONAL PLAZA
                              CHICAGO, ILLINOIS  60602



July 21, 1998


CenterPoint Properties Trust
1808 Swift Road
Oak Brook, Illinois 60523

Ladies and Gentlemen:

You have requested our opinion as to whether CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), is qualified to be taxed as a real estate investment trust ("REIT") under section 856 of the Internal Revenue Code of 1986, as amended (the "Code").

In this connection, we have examined:

a. the declaration of trust, by-laws and organizational documents of the Company;

b. the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on December 19, 1996 (File No. 333-18235), as amended by Post-Effective Amendment No. 1 filed with the Commission on October 15, 1997 and declared effective on October 23, 1997, as amended by Post-Effective Amendment No. 2 filed with the Commission on the date hereof (the "Registration Statement");

c. such other documents as we have deemed relevant for the purpose of rendering the opinions set forth herein, including certifications as to certain matters of fact by a responsible officer of the Company (the "Officer's Certificate").

Based upon the foregoing, we are of the opinion that:

1. The Company is organized in conformity with the requirements for qualification as a REIT under the Code.


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CenterPoint Properties Trust
July 21, 1998
Page -2-

2. The Company has met the requirements to qualify as a REIT for its taxable years ending prior to the date hereof. If results of operations for its current taxable year and subsequent taxable years are in accordance with expectations set forth in the Officer's Certificate, the Registration Statement and the Common Shares Supplement, the Company will continue to so qualify.

Our opinion as expressed herein is based upon the Code, applicable Treasury regulations adopted thereunder, reported judicial decisions and rulings of the Internal Revenue Service, all as of the date hereof. It should be noted that whether the Company will qualify as a REIT under the Code in the current taxable year and future taxable years will depend upon whether the Company continues to meet the various qualification tests imposed under the Code through actual annual operating results. We express no opinion as to whether the actual results of the Company's operations for any such taxable year will satisfy such requirements.

We consent to the use of this opinion as an Exhibit to the Registration
Statement.

Very truly yours,



Ungaretti & Harris

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                                    CERTIFICATE

               THE UNDERSIGNED, PAUL S. FISHER, DOES HEREBY CERTIFY THAT:

     1. He is the Chief Financial Officer of CenterPoint Properties Trust, a Maryland real estate investment trust (the "Trust").

     2. On October 15, 1997, CenterPoint Properties Corporation, a Maryland corporation (the "Corporation") merged with and into the Trust. References herein to the "Company" refer to and mean the Corporation for all periods prior to such merger, and the Trust for all periods thereafter.

     3. The Company elected to be taxed as a real estate investment trust ("REIT") as of January 1, 1994 under the provisions of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). As of the effective date of its election, the Company did not have any earnings and profits within the meaning of the Code. The election has not been terminated or revoked.

     4.   The Company's taxable year is the calendar year.

     5. Beneficial ownership of the Company was held by 100 or more persons for at least 335 days out of the 1994 taxable year, and each subsequent taxable year completed before the current taxable year (the "Post-Election Years"). The Company intends to take steps reasonably designed to assure that this will be true for at least 335 days out of the current taxable year and each subsequent taxable year of 12 months (and a proportional part of any taxable year of less than 12 months), and is not aware of any facts or circumstances indicating that such results will not occur.

     6.   The Company has not been "closely held" within the meaning of
Section 856(h) of the Code, providing generally that an entity is closely held if five or fewer individuals directly or indirectly own (or are deemed to own) more than 50% by value of the Company's stock, at any time during the last half of any Post-Election Year. The Company intends to take steps (including enforcement of ownership limitations set forth in the Company's declaration of trust and limitations on the conversion of the Company's convertible subordinated debentures) reasonably designed to assure that this will be true throughout the last half of its current taxable year and the last half of each subsequent taxable year.

     7. The Company met the gross income tests of paragraphs (2) and (3) (and paragraph (4), to the extent applicable) of Section 856(c) of the Code for each of the Post-Election Years. The Company expects to meet such tests in its current taxable year and each subsequent taxable year. In addition:

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          a.   The Company does not manage any properties under contract with third parties, and any such management activities in the past did not produce enough gross income to cause the Company to fail any of the gross income tests.

          b. The Company does not and will not charge rents to any tenant based in whole or part on the income or profits of such tenant.

          c. The Company does not and will not derive rent attributable to personal property in connection with any lease of real property that would exceed 15 percent of the total rent from any such lease.

          d. The Company does not and will not provide services to any of its tenants that are not customarily provided to tenants in properties of a similar class in the geographic market in which the properties are located, except to the extent a DE MINIMIS amount of such services is permitted by relevant provisions of the Code.

     8. At the close of each calendar quarter beginning with the first quarter of 1994 and through the end of the most recently completed calendar quarter, the Company has met the assets tests of Section 856(c)(5) of the Code. The Company expects to meet such tests at the end of the current calendar quarter and at the end of each subsequent calendar quarter.

     9. The Company's deduction for dividends paid for each of the Post-Election Years met the requirement of Section 857(a)(1) of the Code, and the Company expects to meet such requirement for the current taxable year and all subsequent taxable years.

     10. The Company has complied with requirements to collect certain shareholder information and maintain certain records under Section 857(f)(1) of the Code (or Section 857(a)(2) of the Code prior to the effective date of the Taxpayer Relief Act of 1997) for each Post-Election Year, and intends to comply with such requirements for its current taxable year and each subsequent taxable year.

     Ungaretti & Harris may rely on this Certificate in rendering its opinion with respect to the Company's eligibility and qualification for taxation as a REIT.

     IN WITNESS WHEREOF, I have executed this Certificate as of the 21st day of July, 1998.

                              /s/ Paul S. Fisher
                              -----------------------------
                              Paul S. Fisher
                              Chief Financial Officer